Exhibit 10.1

AIRCRAFT DRY LEASE

THIS AIRCRAFT DRY LEASE (this “Lease”) is made and entered into as of September 23, 2014, by and among Moelis & Company Manager LLC (“Lessor”), a Delaware limited liability company, on the one hand, and Kenneth D. Moelis (“Mr. Moelis”), a citizen of the United States and a resident of the State of California, Moelis & Company Group LP (“Group LP”), a Delaware limited partnership, and Moelis Asset Management LP (“Management LP”), a Delaware limited partnership, on the other.  Mr. Moelis, Group LP, and Management LP are hereinafter also individually referred to as “Lessee” and collectively as “Lessees”.

W I T N E S S E T H:

WHEREAS, pursuant to an Aircraft Purchase Agreement, dated as of June 26, 2014 (the “Purchase Agreement”), Lessor purchased the aircraft set forth on Schedule 1 ( the “Aircraft”); and

WHEREAS, Lessor desires to lease the Aircraft to Lessees and Lessees desire to lease the Aircraft from Lessor commencing on the date of the actual delivery of the Aircraft outfitted and completed in accordance with the Specification (as such term is defined in the Purchase Agreement) by the Manufacturer (as defined in Schedule 1) to Lessor (currently scheduled for September 30, 2014) and the concurrent acceptance of the Aircraft by Lessees for lease hereunder as evidenced by the execution and delivery of the Aircraft Delivery and Acceptance Receipt pursuant to Section 5 (the “Delivery Date”), subject to the terms and conditions of this Lease.

NOW THEREFORE, for and in consideration of the foregoing recitals, the mutual promises, covenants, agreements, representations and warranties contained in this Lease, the parties agree as follows:

1.                                      Lease of the Aircraft.  Subject to the terms and conditions contained herein, Lessor agrees to lease the Aircraft to Lessees and Lessees agree to lease the Aircraft from Lessor, for the Lease Term (as defined in Section 2).

2.                                      Term.  The term of this Lease (the “Lease Term”) shall commence on the Delivery Date and end on December 31, 2019, unless otherwise extended by exercise of each Renewal Option (as defined under Section 22) by Lessees or cancelled or terminated pursuant to Section 24.

3.                                      Operating Base.  Lessor and Lessees acknowledge and accept that the operating base of the Aircraft shall be Van Nuys Airport (KVNY), Van Nuys, California (“Operating Base”).

4.                                      Delivery to Lessees.  Lessor or its designated representative shall deliver to Lessees or to their designated representative(s), on the Delivery Date, the Aircraft at Bradley International Airport (KBDL), Windsor Locks, Connecticut or such other location within the continental United States as Lessor and Lessees may agree to in writing.

5.                                      Lessees’ Inspection and Acknowledgement of Delivery.  On the Delivery Date, Lessees, through their designated representative(s), shall inspect the Aircraft, and shall note their acceptance of the Aircraft and any discrepancies or exceptions on the Aircraft Delivery and Acceptance Receipt substantially in the form of Exhibit “A” attached hereto.

6.                                      Redelivery to Lessor.  On the Termination Date, Lessees, at their own expense, shall make the Aircraft available for inspection by Lessor or its designated agent and shall redeliver to Lessor the Aircraft and all applicable records, including but not limited to log books, manuals, maintenance and inspection reports, programs, computer printouts and data, and all inspection, modification and overhaul records required to be maintained with respect to the Aircraft, at Bradley International Airport (KBDL), Windsor Locks, Connecticut on or such other location in the continental United States as Lessor and Lessees may agree to in writing.  Lessees shall return the Aircraft to Lessor in a flight ready status, in compliance with all the requirements set forth under Section 11(a) through (e) and in the same condition as received, normal wear and tear excepted.  Upon redelivery, each fuel tank shall contain approximately the same quantity of fuel as was contained in the fuel tanks when the Aircraft was delivered to Lessees (or, in the case of differences in such quantity, an appropriate adjustment will be made by payment at the then current fair market price of fuel).

7.                                      Lessor’s Inspection and Acknowledgment of Redelivery.  Lessor or its designated representative shall inspect the Aircraft and shall acknowledge redelivery of the Aircraft in the condition required under this Lease by executing the Aircraft Redelivery and Acceptance Receipt, substantially in the form of Exhibit “B” attached hereto, subject to any discrepancies or exceptions noted therein.

8.                                      Rent.  Lessees shall pay to Lessor for the use of the Aircraft, a fixed monthly rental (individually “Fixed Rental,” collectively “Fixed Rentals”) in the amount set forth in Exhibit “C” attached hereto, payable in advance on the first day of each and every month (“Rental Payment Date”), except that if the Delivery Date does not take place on September 30, 2014, solely for the period from and including the Delivery Date through the end of the month of the Delivery Date (the “Interim Period”), Lessor agrees that Lessees shall pay to Lessor as rent an amount equal to the Fixed Rental, divided by thirty (30), multiplied by the number of days in the Interim Period (the “Interim Rent”).  Lessees shall pay the Interim Rent on the Delivery Date.  All payments by Lessees shall be made by bank wire transfer in immediately available funds, free of any transmission charges or other charges of any sort, to the bank account designated by Lessor and in accordance with the instructions Lessor shall provide from time to time to Lessees.

In the event Lessees fail to pay any Fixed Rental within ten (10) days after their due date, Lessees shall pay, as a late payment charge, in addition to the amount of such Fixed Rental, interest thereon at the maximum lawful rate or one half of one percent (.5%) per month, whichever is less, from the date the Fixed Rental was originally due, until paid.

Lessees acknowledge that this is a net lease and agree that Lessees are obligated to pay all Fixed Rentals hereunder, and that said obligations and the rights of Lessor in and to such Fixed Rentals, shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counter-claim or recoupment, except as otherwise expressly provided in this Lease.

9.                                      Log Books and Records.  Lessees shall, at all times during the Lease Term, maintain or cause to be maintained and be responsible for all logs, books, manuals and records (including any computerized maintenance records and programs) pertaining to the Aircraft, engines, auxiliary power unit, and other major components and their maintenance during the Lease Term in accordance with the rules and regulations of the United States Federal Aviation Administration (“FAA”) and Lessees shall, at the end of the Lease Term, deliver such records in legible form to Lessor.

10.                               Use of Aircraft and Operational Control.  Lessees acknowledge and agree that the Aircraft shall be operated exclusively under Part 91 of the Federal Aviation Regulations (“FARs”).  Each Lessee, when in possession of and using the Aircraft, shall have and retain operational control of the Aircraft as defined in the applicable FARs (FARs § 1.1 General Definitions: Operational control, with respect to a flight, means the exercise of authority over initiating, conducting or terminating a flight) during the period of such possession and use by such Lessee.  Likewise, for federal tax purposes, including applicable provisions of the United States Internal Revenue Code, as amended, and the Regulations and rulings promulgated thereunder, each Lessee, when in possession of and using the Aircraft, shall have and retain “possession, command and control” of the Aircraft during the period of such possession and use by such Lessee.  Each Lessee acknowledges and agrees that it shall supply duly-qualified, current and properly rated pilots, whose licenses are in good standing and who meet the requirements established and specified by the insurance policies required hereunder and by the FAA, and who have attended and successfully completed the Manufacturer’s approved training course for the Aircraft.  The pilots shall be under the exclusive command, control and direction of each Lessee in all phases of each such Lessee’s flights.

11.                               Operation and Maintenance Responsibilities of Lessees.  Lessees shall each bear their share (based upon their respective utilization of the Aircraft) of all the operating costs, direct/variable and fixed, including, but not limited to, fuel, insurance premiums, hangar and storage charges, all the maintenance costs, scheduled and unscheduled, of the Aircraft and customary and routine refurbishing and modernization costs, if any.  Without limiting the foregoing, Lessees shall arrange and pay for all maintenance, work, repairs and inspections, as are required by the Manufacturer, by Rolls-Royce Deutschland Ltd. & Co. KG (the engine manufacturer) and by the FAA, and in connection with the intended use and operations of the Aircraft; and Lessees shall supply or cause to be supplied to Lessor evidence of their compliance with the maintenance, overhaul and inspection requirements as submitted to the FAA, pursuant to its regulations, together with copies of reports of all inspections and periodic summaries of the total airframe hours, number of landings, total engine hours and cycles.  Lessees, at their sole cost and expense, further agree to keep the Aircraft: (a) fully operational, duly certified and in airworthy condition at all times, and maintained in accordance with the Manufacturer’s recommended inspection program [FARs § 91.409(e) and (f)]; (b) in compliance with all the required inspections pursuant to the manufacturers’ maintenance manuals and programs for the Aircraft and its engines and components, including compliance with the Computerized Maintenance Management

System (“CMMS”) maintenance tracking system for the Aircraft; (c) in compliance with all FAA Airworthiness Directives and manufacturers’ Mandatory Service Bulletins; (d) in mechanical condition adequate to comply with all regulations of the FAA and any other Federal, state or local governing body, domestic or foreign, having jurisdiction over the maintenance, use or operation of the Aircraft; and (e) current and fully paid up under the CorporateCare program (“CorporateCare”) with respects to the engines, the Honeywell Maintenance Service Plan (“MSP”) with respect to the auxiliary power unit, the Manufacturer’s Smart Parts Plus Plan program (“Smart Parts”) with respect to the airframe and its components and systems, and the CMMS.

12.                               Additions and Alterations.  Lessor consents and agrees that Lessees shall have the right to make, or cause to be made, customary and routine upgrades, improvements and similar modifications to the Aircraft and/or its engines or avionics, provided such upgrades, improvements and similar modifications, as well as any additional accessories, devices or equipment as may be available from time to time, shall be at Lessees’ sole cost and expense and in conformity with the specifications and inspections required or recommended by the manufacturers and the applicable FAA regulations and directives.  Except for the foregoing, Lessees shall not in any way alter or modify, or cause to be made alterations or modifications to the Aircraft, including its engines and avionics, without the prior written consent of Lessor.

13.                               Inspection and Reports.  Lessor shall have the right, but not the duty, to inspect the Aircraft at any reasonable time, wherever located.  Lessees shall, at any reasonable time, make the Aircraft and Lessees’ records pertaining to the Aircraft available to Lessor for inspection.  All such inspections made by Lessor shall be at its sole cost and expense; provided, however, that, upon the occurrence and continuation of an Event of Default (as defined in Section 23), Lessees shall be responsible for the cost and expense of Lessor of any inspection and Lessees shall pay Lessor such amount promptly upon demand.

14.                               Liens.  Lessees will not directly or indirectly create, incur, assume or suffer to exist any liens on or with respect to (a) the Aircraft or any part thereof; (b)  Lessor’s title thereto; or (c) any interest of Lessor (and Lessees will promptly, at their own expense, take such action as may be necessary to discharge any such lien), except (i) the respective rights Lessor and Lessees as herein provided, and (ii) liens created by or caused to be created by Lessor.

15.                               Taxes and Tax Indemnities.  Lessees shall pay to and indemnify Lessor and its members, managers, officers, employees and agents (collectively, “Indemnitees”) for, and hold each Indemnitee harmless from and against, any sales, use, excise or aircraft property taxes (except for the annual property tax assessed by the Los Angeles County Tax Collector with respect to the Aircraft as a result of the Operating Base of the Aircraft, the payment of which shall be the sole and exclusive responsibility of Lessor), any ad valorem, value added, leasing, stamp, landing, airport use or other taxes, levies, imposts, duties, customs, charges, fees or withholdings of any nature, together with any penalties, fines, or interest thereon (“Impositions”) arising out of the transactions contemplated by this Lease or the use of the Aircraft by Lessees and imposed against any Indemnitee, Lessees or the Aircraft or any part thereof by any Federal or foreign government, any state, municipal or local subdivision, any agency or instrumentality thereof or other taxing authority upon or with respect to the Aircraft or any part thereof or upon the ownership, delivery, leasing, possession, use, operation, maintenance, storage, return, transfer or release thereof, or upon the rentals, receipts or earnings arising therefrom, or upon or with respect to this Lease.  Lessees specifically acknowledge and accept that should any taxing jurisdiction or authority assess or levy any sales, use, excise, property or similar taxes as a result of the lease of the Aircraft to Lessees, the payments of the Fixed Rentals under this Lease or Lessees’ use of the Aircraft, Lessees shall remit to Lessor all such taxes together with each Fixed Rental; provided, however, that if such taxes shall be due and payable at an earlier time as a matter of applicable laws, rules, regulations, orders, directives, licenses or permits of any governmental body, instrumentality, agency or authority, Lessees shall remit such taxes to Lessor at the required time.  Except for the foregoing, in all other cases Lessees shall have the right to contest any Impositions, provided that (a) Lessees shall have given to Lessor written notice of any such Impositions, which notice shall state that such Impositions are being contested by Lessees in good faith with due diligence and by appropriate proceedings and that Lessees have agreed to indemnify each Indemnitee against any cost, expense, liability or loss (including, without limitation, reasonable attorneys’ fees) arising from or in connection with such contest; (b) in Lessor’s sole judgment, Lessor has received adequate assurances of payment of such contested Impositions; and (c) counsel for Lessor shall have determined that the nonpayment of any such Impositions or the contest of any such payment in such proceedings does not, in the sole opinion of such counsel, adversely affect the title, property or rights of Lessor.  In case any report or return is required to be made with respect to any Impositions, Lessees will either (after notice to Lessor) make such report or return in such manner as will show the ownership of the Aircraft in Lessor, and send a copy of such report or return to Lessor or will notify Lessor of such requirement and make such report or return in such manner as shall be satisfactory to Lessor.  Lessor agrees to cooperate fully with Lessees in the preparation of any such report or return.

16.                               Insurance.  Lessees shall secure and maintain in full force and effect, at their sole cost and expense, throughout the Lease Term insurance policies containing such provisions and with insurance companies of recognized responsibility, as shall be reasonably satisfactory to Lessor.  Without limitation to the generality of the foregoing, Lessees shall procure and maintain (a) aviation liability insurance covering public liability, property damage and including passenger legal liability, in an amount not less than the amount set forth on Schedule 1 hereto for any single occurrence; (b) all-risk aircraft hull and engine insurance (including, without limitation, foreign object damage insurance) in an amount not less than the amount set forth on Schedule 1 hereto; (c) breach of warranty insurance; and (d) war risk and allied perils insurance (including confiscation, appropriation, expropriation, terrorism and hijacking insurance) in the amounts set forth hereinabove.  The coverage territory for all the foregoing polices shall be worldwide.  All insurance policies shall name Lessor, and each Lessee as the named insureds, with Lessor (as the owner of the Aircraft) as loss payee, and shall provide that any cancellation or substantial change in coverage shall not be effective as to Lessor, for thirty (30) days after receipt by Lessor of written notice from such insurer(s) of such cancellation or change.  All insurance shall insure Lessor’s interest, regardless of any breach or violation by Lessees of any warranties, declarations or conditions in such policies, shall include a severability of interest clause providing that such policy shall operate in the same manner if there were a separate policy covering each insured, shall waive any right of set-off against Lessees or Lessor, and shall waive any rights of subrogation against Lessor.  Such insurance shall be primary and not be subject to any offset by any other insurance carried by Lessor or any of Lessees.  Each Lessee hereby appoints Lessor as each Lessee’s attorney-in-fact to make proof of loss and claim for and to receive payment of and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft.  Any expense of adjusting or collecting insurance proceeds shall be borne by Lessees.  Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace the Aircraft or any part thereof, or (ii) satisfy any obligation of Lessees to Lessor hereunder.  Any balance remaining shall be retained by Lessor.

Annually on the anniversary of the Delivery Date, Lessees shall furnish to Lessor, a report describing in reasonable detail the insurance then carried and maintained on the Aircraft and certifying that such insurance complies with the terms hereof and a certificate of the insurer as to such insurance.  Lessees shall advise Lessor in writing promptly of any default in the payment of any premium and of any other act or omission on the part of Lessees which might invalidate or render unenforceable, in whole or in part, any insurance on the Aircraft.  In the event Lessees shall fail to maintain insurance as herein provided, Lessor may, at its option, provide such insurance, and Lessees shall, upon demand, reimburse forthwith Lessor for the cost thereof.

17.                               Loss or Damage.  Lessees shall bear all risk of loss, theft, confiscation, damage to or destruction of the Aircraft from any cause whatsoever.  Lessees shall promptly report any of the foregoing occurrences to the appropriate insurance company or companies, to Lessor, and to all concerned Federal, state, local or other governmental agencies, and shall furnish such information and execute such documents as may be necessary or required for Lessor, and under applicable laws.  Lessees shall cooperate fully in any investigation of any claim or loss processed by Lessor under the Aircraft insurance policies.

Except as otherwise specifically provided hereinbelow, this Lease shall not terminate and the obligations of Lessees shall not be affected by reason of any damage to the Aircraft.  Lessees shall be responsible for any expense of adjusting or collecting insurance proceeds and for the deductible, if any, associated with the damage, loss and destruction of the Aircraft, including but not limited to expenses resulting from foreign object damage.

In the event of total loss or destruction of all or substantially all of the Aircraft, or damage to the Aircraft which causes it to be irreparable in the opinion of the insurance carrier providing hull coverage pursuant to Section 16, or in the event of confiscation or seizure of the Aircraft, upon payment of such claims by the insurance company or companies to Lessor, as the case may be, no further payments of Fixes Rentals shall be due by Lessees and this Lease shall automatically terminate.

18.                               Indemnification.  Lessees shall indemnify and save harmless Lessor, its successors and assigns, from and against any and all loss (including Lessees’ own loss of use), claims (including, without limitation, claims involving strict or absolute liability in tort, damage, injury, death, liability and third party claims), demands, costs and expenses of every nature, including reasonable attorneys’ fees, arising directly or indirectly from or in connection with the possession, use, operation, maintenance or storage of the Aircraft, except when arising from the material default, willful misconduct or gross negligence of Lessor. Claims attributable to acts or events occurring before or after the Lease Term or after the Aircraft has been redelivered to Lessor in accordance with Section 6, shall be excluded from Lessees’ agreement to indemnify under this Section 18.  Lessees’ obligations under this Section 18 shall survive termination of this Lease and shall remain in effect until all required indemnity payments have been made by Lessees to Lessor.

19.                               Representations, Warranties and Agreements of Lessor.  Lessor represents, warrants and agrees as follows:

(a)                                 Aircraft in Good Order and Repair.  On the Delivery Date, the Aircraft shall be in an undamaged and airworthy condition with all systems and avionics functioning properly.  The Aircraft shall be in full compliance with all FAA Airworthiness Directives and Mandatory Service Bulletins applicable to the Aircraft and shall have properly kept and updated maintenance and inspection records, reflecting the current maintenance and inspection status of the Aircraft, in accordance with all applicable FAA rules and regulations and the manufacturer’s recommendations.

(b)                                 Manufacturers Warranties and Programs.  In connection with Lessees’ operation and maintenance of the Aircraft during the Lease Term, Lessor shall allow Lessees to use and benefit from (i) all of the Manufacturer’s warranties (including the engine manufacturer’s warranties and other manufacturers’ warranties applicable thereunder), as provided to Lessor in accordance with Section 15 of the Aircraft Description & Customer Support Services Manual dated January 1, 2012 (“Product Description”) included in the Specification and incorporated in the Purchase Agreement and to assist and process any claims under such warranties, (ii) the initial training programs for pilots, mechanics and flight attendants as provided under Section 14.3 of the Product Description, and (iii) the enrollments on CorporateCare, MSP, Smart Parts and CMMS (all of which shall be the responsibility of Lessees to keep current and paid up).

(c)                                  No Adverse Proceedings.  No action, suit, or proceeding is currently pending or threatened against Lessor which shall in any material way affect Lessor’s financial status as of the date hereof, or impair the execution, delivery, or performance by Lessor of this Lease.

(d)                                 Quiet Enjoyment.  During the Lease Term, Lessor covenants that it shall not, through its own actions or inactions, interfere in Lessees’ quiet enjoyment of the Aircraft so long as no Event of Default on the part of Lessees shall have occurred and be continuing.

(e)                                  Company Authorization.  Lessor is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, has all necessary powers to enter into the transaction contemplated in this Lease and has authorized and approved the lease of the Aircraft to Lessees.

20.                               Representations, Warranties and Agreements of Lessees.

Each Lessee represents, warrants and agrees as follows:

(a)                                 Government Approvals.  No consent or approval of, giving notice to, registration with, or taking of any other action in respect of or by, any Federal, state or local governmental authority or agency (including without limitation, the FAA), or other person is required with respect to the execution, delivery and performance by each Lessee of this Lease or the consummation of any of the transactions by each Lessee contemplated hereby or thereby, or if any such approval, notice, registration or action is required, it has been duly given or obtained.

(b)                                 Lawful Use.  The Aircraft will not be used, operated, maintained or stored in violation of any law or any rule, regulation or order of any government authority having jurisdiction (domestic or foreign), or in violation of any airworthiness certificate, license or registration relating to the Aircraft or its use, or in violation or breach of any representation or warranty made with respect to obtaining insurance on the Aircraft or any term or condition of such insurance policy.  During the Lease Term, each Lessee shall operate the Aircraft solely under FARs Part 91.

(c)                                  Aircraft Location.  The Aircraft will not be operated or located in any area excluded from coverage by the terms of insurance or in any recognized or threatened area of hostilities, unless fully covered to Lessor’s satisfaction by war risk insurance.

(d)                                 FAA Filings.  Each Lessee shall take all steps necessary to preserve and protect Lessor’s U.S. Registration of the Aircraft.  Lessees shall file or caused to be filed a copy of this Lease with the appropriate FAA office, in compliance with all applicable laws and regulations.

(e)                                  Identification.  A legible copy of the Lease shall be kept in the Aircraft at all times.

(f)                                   No Adverse Proceedings.  No action, suit, or proceeding is currently pending or threatened against Lessees, which shall in any material way affect the financial status of Lessees as of the date hereof, or impair the execution, delivery, or performance by Lessees of this Lease.

(g)                                  Authorizations.  Each Lessee has all the necessary powers to enter into the transaction contemplated in this Lease and each has authorized and approved the lease of the Aircraft from Lessor.

21.                               Disclaimer of Warranties.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE AIRCRAFT IS BEING LEASED BY LESSOR TO LESSEES HEREUNDER ON AN “AS IS” AND “WHERE IS” BASIS AND WITHOUT ANY REPRESENTATION, GUARANTEE OR WARRANTY, EXPRESSED OR IMPLIED, OF ANY KIND BEING MADE OR GIVEN BY LESSOR, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  EACH LESSEE HEREBY WAIVES ANY CLAIMS, RIGHTS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE) CAUSED BY THE AIRCRAFT OR BY THE LOSS OF USE THEREOF BY EACH SUCH LESSEE.

22.                               Options to Extend.  Provided Lessees are not in breach of the terms and conditions of this Lease, each Lessee shall have the option to extend the term at the end of the initial period for an additional period of one (1) year, and thereafter for a subsequent additional period of one (1) year, subject to such Lessee giving written notice to Lessor of the exercise of each such extension no more than six (6) months and no less than three (3) months prior to the expiration date of each such period (each a “Renewal Option”).  All of the terms and conditions of this Lease shall apply to each of the foregoing extensions.  In the event that a Renewal Option is not exercised, Lessees expressly acknowledges, consents and agrees that Lessor shall have the right to market the Aircraft for sale during the last three (3) months of the relevant period and Lessees shall cooperate with Lessor to schedule showings, inspections and/or demonstration flights of the Aircraft, provided that the intended use of the Aircraft by each Lessee shall always have priority over said rights of Lessor, the intention being that such rights shall be exercised solely at times and places that will not interfere with use or scheduled use of the Aircraft by each Lessee.

23.                               Events of Default.  The term “Event of Default”, wherever used herein shall mean any of the following:

(a)                           Lessees shall have failed to make payment of a Fixed Rental within ten (10) days after the same shall become due;

(b)                               Lessees shall have failed to maintain at all times insurance coverage as required by Section 16;

(c)                                Lessees shall have breached any of their representations and warranties and shall have failed to cure same or commence curing same in good faith following the expiration of thirty (30) days written notice thereof from Lessor to Lessees;

(d)                               Lessees shall have failed to perform or observe (or cause to be performed and observed) any other obligation, covenant or agreement required to be performed under this Lease and such failure shall continue for thirty (30) days after written notice thereof from Lessor to Lessee; or

(e)                                Any of the Lessees becomes insolvent or fails to pay their debts when due or makes any assignment for the benefit of creditors, or seeks relief under any bankruptcy law or similar law for the protection of debtors, or suffers a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of their assets, and such is not removed within sixty (60) days.

24.                               Lessor’s Remedies.

(a)                                 Upon the occurrence of any Event of Default, Lessor may, at its option, exercise any or all remedies available at law or in equity, including, without limitation, any or all of the following remedies, as Lessor in its sole discretion shall elect:

(i)                                     By notice in writing cancel or terminate this Lease, whereupon all rights of Lessees to the use of the Aircraft or any part thereof shall absolutely cease and terminate but Lessees shall remain liable as hereinafter provided; and thereupon Lessees, if so requested by Lessor, shall at Lessees’ expense promptly return the Aircraft to Lessor as required by Section 6, or Lessor, at its option, may enter upon the premises where the Aircraft is located and take immediate possession of and remove the Aircraft by summary proceedings or otherwise.  Lessees specifically authorize Lessor’s entry upon any premises where the Aircraft may be located for the purpose of a peaceful retaking of the Aircraft, and Lessees shall waive any cause of action Lessees may have arising therefrom and shall forthwith pay to Lessor an amount equal to the total accrued and unpaid Fixed Rentals and all other accrued and unpaid amounts due hereunder, plus any and all losses and damages incurred or sustained by Lessor by reason of any default by Lessees under this Lease.

(ii)                                  Perform or cause to be performed any obligation, covenant or agreement of Lessees hereunder.  Lessees agree to pay all costs and expenses incurred by Lessor for such performance as additional Fixed Rental hereunder and acknowledge that such performance by Lessor shall not be deemed to cure said Event of Default.

(b)                                 Lessees shall be liable for all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, incurred by Lessor by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto.

(c)                                  No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity.  No express or implied waiver by Lessor of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default.  The failure or delay of Lessor in exercising any rights granted to it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Lessor shall not exhaust the same or constitute a waiver of any other right provided herein.

25.                               General Provisions.

(a)                                 Broker/Finder Fees.  Each party represents that it has dealt with no broker or finder in connection with the transaction contemplated by this Lease and that no broker or other person is entitled to any commission or finder’s fee in connection therewith.  Lessor and Lessees each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party.

(b)                                 Costs.  Each party shall pay all of its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Lease.

(c)                                  Headings.  Sections and other headings and captions of this Lease are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

(d)                                 Entire Agreement.  This Lease constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Lease shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this Lease shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

(e)                                  Counterparts.  This Lease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties may exchange executed copies transmitted by telecopier or PDF e-mail, provided the executed originals are forwarded by mail or courier.

(f)                                   Successors and Assigns.  Lessees shall not sell, transfer, assign, encumber or, except with Lessor’s prior written consent, sublet or part with possession of the Aircraft or any of Lessees’ rights under this Lease.  This Lease shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that Lessees may not assign any of their rights under this Lease.

(g)                                  No Third Party Rights.  Nothing in this Lease whether express or implied, is intended to confer any rights or remedies under or by reason of this Lease on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Lease intended to relieve or discharge the obligation or liability of any third persons to any party to this Lease, nor shall any provision give any third persons any right of subrogation or action over against any party to this Lease.

(h)                                 Survival.  All representations, warranties, covenants and agreements of the parties contained in this Lease, or in any instrument, certificate, exhibit, schedule, or other writing provided for in it, shall survive the Lease Term.

(i)                                     Notices.  All notices or other communications, which shall or may be given pursuant to this Lease, shall be in writing and shall be delivered by certified mail or registered mail with postage prepaid, return receipt requested, by facsimile transmission or by e-mail or by hand.  Such communication shall be deemed given and received upon dispatch, if sent by facsimile (provided confirmation of successful transmission is received by the sending facsimile machine at the time of transmission) or e-mail (provided a transmission error message is not received by sender), or upon delivery if hand delivered, or within three (3) days of mailing, if sent by certified or registered mail, at the addresses of the parties as set forth in Exhibit “D” attached hereto.  Any address for notice to a party may be changed at any time by written notice to the other parties.

(j)                                    Agreement Negotiated.  The parties to this Lease are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Lease.  The parties agree that no presumptions relating to the interpretation of contracts against the drafter of any particular clause should or may be applied in this case and, therefore, waive their effects.

(k)                                 Governing Law.  The validity of this Lease and the interpretation and performance of all its terms shall be construed and enforced in accordance with the laws of the State of California, as apply to contracts that are executed and performed entirely in California.

(l)                                     Arbitration.  Any dispute, claim or controversy of whatever nature arising out of or relating to this Lease or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before one neutral arbitrator.  Such arbitrator shall be an attorney licensed to practice law in the United States, actively engaged in the practice of law for at least ten years and having at least five years of experience with and knowledge of business aviation.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rule & Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid or arbitration from a court of appropriate jurisdiction, or injunctive relief.

(m)                             Partial Invalidity.  If any provision of this Lease is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Lease be construed to remain fully valid, enforceable and binding on the parties.

26.                                                                               TRUTH-IN-LEASING.

(a)                                 THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS DURING THE TWELVE MONTHS PERIOD (OR PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) PRECEDING THE DATE OF EXECUTION OF THIS LEASE AND PRESENTLY COMPLIES WITH APPLICABLE FAA MAINTENANCE AND INSPECTION REQUIREMENTS FOR OPERATION TO BE CONDUCTED UNDER THIS LEASE.

(b)                                 EACH LESSEE CERTIFIES THAT EACH LESSEE, AND NOT LESSOR, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT WHEN SUCH LESSEE UTILIZES THE AIRCRAFT UNDER THIS LEASE DURING THE LEASE TERM.  EACH LESSEE FURTHER CERTIFIES THAT EACH LESSEE UNDERSTANDS HIS OR ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(c)                                  EACH LESSEE CERTIFIES THAT THE AIRCRAFT WILL CONTINUE TO BE MAINTAINED AND INSPECTED UNDER PART 91 OF THE FEDERAL AVIATION REGULATIONS FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.  EACH LESSEE UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have each caused this Aircraft Dry Lease to be duly executed as of the day and year first written above.

LESSOR:			LESSEE:

MOELIS & COMPANY MANAGER LLC			KENNETH D. MOELIS

By:	/s/ Ken Moelis	.	/s/ Ken Moelis			.
Name:	Ken Moelis	.
Title:	Managing Member	.

LESSEE:

MOELIS & COMPANY GROUP LP

			By:	/s/ Elizabeth Crain	.
			Name:	Elizabeth Crain	.
			Title:	Chief Operating Officer	.

LESSEE:

MOELIS ASSET MANAGEMENT LP

			By:	/s/ Osamu Watanabe	.
			Name:	Osamu Watanabe	.
			Title:	General Counsel	.